 EXHIBIT 11 - COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                                      Years Ended August 31,
                                                   1995        1994        1993
                                                  -----------------------------
                                                   (Amounts in thousands,
                                                    except per share data)
Primary
  Average shares outstanding                      10,029       8,392      8,318
  Net effect of dilutive stock
    options and unearned stock
    awards based on the
    treasury stock method
    using average market price                       282         317        247
                                                  ------       -----      -----
   Total                                          10,311       8,709      8,565
                                                  ======       =====      =====

   Net income                                    $   923     $10,380    $ 8,976
                                                 =======     =======    =======

   Per share data:
   Net income                                    $  0.09     $  1.19    $  1.05
                                                 =======     =======    =======


Fully diluted
  Average shares outstanding                      10,029       8,392      8,318
  Net effect of dilutive stock
    options and unearned stock
    awards based on the
    treasury stock method
    using average market price
    or closing price if higher                       296         358        273
  Net effect of dilutive convertible
    debentures--based on the stated
    conversion price of $14 per share                635       1,826      1,851
                                                 -------     -------    -------
   Total                                          10,960      10,576     10,442
                                                 =======     =======    =======


   Net income                                    $   923     $10,380    $ 8,976
   Convertible bond interest, net of
     income tax effect                               405       1,210      1,214
                                                 -------     -------    -------
   Net income                                    $ 1,328     $11,590    $10,190
                                                 =======     =======    =======

   Per share data:
   Net income                                    $  0.12     $  1.10    $  0.98
                                                 =======     =======    =======

                                  EXHIBIT 11